FOR IMMEDIATE RELEASE	Contact:	Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149
www.fivestarqualitycare.com

Five Star Acquires Six Assisted Living Communities for $58.0 Million and

a Pharmacy for $4.4 Million

Newton, MA (June 6, 2005): Five Star Quality Care, Inc. (AMEX: FVE) announced today that it completed two acquisitions late last week.

Six Assisted Living Communities for $58.0 Million

The six assisted living communities were acquired from Gordon Health Ventures, LLC (Gordon) for approximately $58.0 million. The purchase price was reduced from the previously announced amount of $63.5 million as a result of diligence, pursuant to contract terms. The six communities purchased are all located in western Pennsylvania. These communities have a resident licensed capacity of 654. The occupancy at these facilities on the date of closing was 85% and one hundred percent (100%) of the revenues at these communities are paid for by residents’ private resources.

Five Star funded this purchase using cash on hand and drawings under its recently expanded bank credit facility, as well as a new sale leaseback and mortgage transaction with Senior Housing Properties Trust (NYSE: SNH). The new transaction with SNH involves a sale leaseback of four assisted living communities (299 living units) which were previously owned by Five Star and a first mortgage line of credit secured by the six Gordon facilities. The sale leaseback was for $24 million and requires initial rent of $180,000/month (9% per annum of the purchase price). The mortgage line of credit is for up to $43.5 million (75% of the $58.0 million purchase price) of which $24.0 million was drawn at closing and the balance may be drawn by Five Star to finance future acquisitions or for other business purposes. The mortgage requires interest only at 9% per annum and may be prepaid at any time before it reaches maturity on June 30, 2007.

Evrett W. Benton, President of Five Star, made the following statement concerning the closing of this transaction:

“This acquisition continues Five Star’s current business plan to acquire high quality independent and assisted living communities where the majority of the revenues are derived from residents’ private resources. Five Star expects that this acquisition may be accretive to its earnings in late 2005.”

Pharmacy Purchased for $4.4 Million

Late last week, Five Star also purchased Heartland Pharmacy located in Omaha, Nebraska for approximately $4.4 million. Heartland Pharmacy provides institutional pharmacy services to approximately 1,900 residents of 44 senior care facilities and operates a mail order pharmacy business serving approximately 25,000 customers located in 38 states. Heartland’s current annual revenues are in excess of $15 million.

Five Star’s pharmacy business strategy is to purchase institutional pharmacies in areas where it may increase revenues by offering goods and services at senior living communities which it operates. Five Star currently operates six senior living communities (400 living units) within the Heartland service area. Five Star also intends to explore expanding Heartland’s mail order pharmacy business.

Five Star Quality Care, Inc. owns, leases, manages and operates senior living communities which offer independent living apartments, assisted living accommodations and skilled nursing services in 155 senior living communities with over 17,000 living units, located in 28 states. Five Star also owns and operates pharmacies. Five Star is headquartered in Newton, Massachusetts.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THE FOREGOING PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON FIVE STAR’S PRESENT BELIEFS AND EXPECTATIONS, BUT, FOR MANY DIFFERENT REASONS, THESE FORWARD LOOKING STATEMENTS MAY NOT OCCUR. FOR EXAMPLE:

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MR. BENTON STATES THAT FIVE STAR EXPECTS THE ACQUISITION OF SIX ASSISTED LIVING COMMUNITIES FROM GORDON TO BE ACCRETIVE TO FIVE STAR’S EARNINGS IN LATE 2005. THE ACQUISITION OF HEALTHCARE FACILITIES INVOLVES NUMEROUS RISKS. THE CHANGE OF CONTROL MAY RESULT IN STAFF TURNOVER, RESIDENT DEPARTURES, FAILURES OF OPERATING SYSTEMS TO BE PROPERLY INTEGRATED OR OTHER OPERATING DIFFICULTIES. AS A RESULT, FIVE STAR’S ACQUISITION OF GORDON MAY CREATE OPERATING LOSSES AND THESE OPERATING LOSSES MAY CONTINUE THROUGH 2005 AND FOR EXTENDED PERIODS THEREAFTER.

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THIS PRESS RELEASE REFERS TO FIVE STAR’S BUSINESS PLAN TO ACQUIRE INDEPENDENT AND ASSISTED LIVING COMMUNITIES WHERE A MAJORITY OF REVENUES ARE DERIVED FROM RESIDENTS’ PRIVATE RESOURCES. THIS STATEMENT IMPLIES THAT FIVE STAR MAY ACQUIRE ADDITIONAL

COMMUNITIES OR OPERATIONS. FIVE STAR HAS LIMITED CAPITAL RESOURCES, ESPECIALLY COMPARED TO SEVERAL OF ITS COMPETITORS. THERE IS SIGNIFICANT COMPETITION TO ACQUIRE SENIOR LIVING COMMUNITIES AND OPERATIONS, ESPECIALLY HIGH QUALITY COMMUNITIES WITH PRIVATE PAY OPERATIONS. FOR THESE REASONS OR OTHERS, FIVE STAR MAY BE UNABLE TO FURTHER EXPAND ITS BUSINESS. IN ADDITION, FOR VARIOUS REASONS FIVE STAR MAY DECIDE TO ACQUIRE OTHER TYPES OF SENIOR LIVING COMMUNITIES AND OPERATIONS, SUCH AS SKILLED NURSING HOMES, OR FIVE STAR MAY OTHERWISE CHANGE ITS BUSINESS PLAN.

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THIS PRESS RELEASE REFERS TO FIVE STAR’S BUSINESS STRATEGY TO PURCHASE INSTITUTIONAL PHARMACIES IN AREAS WHERE IT MAY INCREASE REVENUES BY OFFERING GOODS AND SERVICES AT SENIOR LIVING COMMUNITIES WHICH IT OPERATES. RESIDENTS OF SENIOR LIVING COMMUNITIES ARE FREE TO PURCHASE PHARMACY GOODS AND SERVICES FROM PHARMACIES OF THEIR CHOOSING. ACCORDINGLY, THERE CAN BE NO GUARANTEE THAT THIS BUSINESS PLAN WILL SUCCEED.

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THIS PRESS RELEASE STATES THAT FIVE STAR INTENDS TO EXPLORE EXPANDING HEARTLAND’S MAIL ORDER PHARMACY BUSINESS. THE IMPLICATION OF THIS STATEMENT MAY BE THAT FIVE STAR WILL EXPAND THIS BUSINESS. THE MAIL ORDER PHARMACY BUSINESS IS VERY COMPETITIVE. MANY PARTICIPANTS IN THE BUSINESS HAVE GREATER EXPERIENCE AND RESOURCES THAN HEARTLAND AND FIVE STAR. ACCORDINGLY, FIVE STAR MAY BE UNABLE TO EXPAND HEARTLAND’S MAIL ORDER PHARMACY BUSINESS.

INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.

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